Exhibit 99.1

News Release FOR IMMEDIATE RELEASE For Information: Quynh McGuire Vice President, Investor Relations 412 227 2049 McGuireQT@koppers.com	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

KOPPERS REPORTS SECOND QUARTER 2026 RESULTS

•Sales of $520.1 million vs. $504.8 million in Prior Year Quarter
•Net (loss) income of $(147.5) million, which included $215.8 million of impairment, restructuring and plant closure costs, vs. $16.4 million in Prior Year Quarter
•Diluted EPS of $(7.71) vs. $0.81 in Prior Year Quarter
•Adjusted EPS of $1.37 vs. $1.48 in Prior Year Quarter
•Adjusted EBITDA of $71.0 million vs. $77.1 million in Prior Year Quarter
•Record year-to-date operating cash flow of $96.3 million vs. $27.8 million in Prior Year Period
•Record year-to-date free cash flow of $72.6 million vs. $1.4 million in Prior Year Period and returned $47.4 million to shareholders vs. $32.4 million in Prior Year Period

PITTSBURGH, August 6, 2026 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported its second quarter of 2026 results.

	Three Months Ended June 30,
(Dollars in millions, except per share amounts)	2026	2025	Change	% Change
Net sales	$520.1	$504.8	$15.3	3.0%
Net (loss) income	$(147.5)	$16.4	$(163.9)	(999.4)%
Adjusted net income(1)	$27.1	$29.9	$(2.8)	(9.4)%
Diluted (loss) earnings per share (EPS)	$(7.71)	$0.81	$(8.52)	(1,051.9)%
Adjusted EPS(1)	$1.37	$1.48	$(0.11)	(7.4)%
Adjusted EBITDA(1)	$71.0	$77.1	$(6.1)	(7.9)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
Chief Executive Officer and Chair Leroy Ball said, "We have made meaningful progress on the actions within our control while navigating continued pressure in certain markets during the second quarter. The benefits from our Catalyst transformation initiative have partly offset the impact of weaker market conditions and our teams delivered volume gains in the competitive markets we serve. On the cost side, we are accelerating the previously announced closure of our Carbon Materials and Chemicals (CMC) plant located at Stickney, Illinois, and advancing the Railroad and Utility Products and Services (RUPS) network optimization efforts to improve utilization and reduce operating costs. At the same time, record year-to-date operating and free cash flow performance enabled us to reduce debt and return capital to shareholders through share repurchases and quarterly dividends."

Second Quarter Financial Performance

	Three Months Ended June 30,
	2026	2025	Change	% Change
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$245.9	$250.4	$(4.5)	(1.8)%
Performance Chemicals	168.2	150.8	17.4	11.5%
Carbon Materials and Chemicals	106.0	103.6	2.4	2.3%
Total	$520.1	$504.8	$15.3	3.0%
Adjusted EBITDA:
Railroad and Utility Products and Services	$25.7	$31.6	$(5.9)	(18.7)%
Performance Chemicals	37.7	28.7	9.0	31.4%
Carbon Materials and Chemicals	7.6	16.8	(9.2)	(54.8)%
Total(1)	$71.0	$77.1	$(6.1)	(7.9)%
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	10.5%	12.6%	(2.1)%	(16.7)%
Performance Chemicals	22.4%	19.0%	3.4%	17.9%
Carbon Materials and Chemicals	7.2%	16.2%	(9.0)%	(55.6)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
•Net sales increased $15.3 million, or 3.0 percent, in the second quarter of 2026 as compared to the prior year quarter. Excluding the net unfavorable impact of 2025 acquisitions, divestitures, and product line rationalizations of $16.3 million and the favorable currency conversion effect of $6.7 million, net sales increased $24.9 million, or 5.1 percent, primarily driven by an increase in Performance Chemicals (PC) and utility pole volumes. The volume-driven increase was offset in part by unfavorable pricing and sales mix in the RUPS segment, when compared to the same period last year.
•Adjusted EBITDA of $71.0 million decreased $6.1 million, or 7.9 percent, as compared to $77.1 million in the prior year quarter. This decrease was driven by higher raw material costs, unfavorable pricing in RUPS, higher freight and legal costs, and the impact of 2025 divestitures. These unfavorable changes were partly offset by lower operating costs and improved throughput from network optimization efforts.
•Operating cash flow for the six months ended June 30, 2026, was a record $96.3 million compared to $27.8 million in the prior year period. The primary source of cash was net income excluding non-cash items, principally impairment, depreciation and in 2025, the pension settlement loss. Working capital usage improved in the current year primarily as a result of the timing of receipts and payments as well as a reduction in inventory. Additionally, in 2025, working capital was negatively impacted by pension funding of approximately $14 million in connection with the settlement. Free cash flow for the six months ended June 30, 2026, was $72.6 million, also a record, compared to $1.4 million in the prior year period, net of capital expenditures of $23.7 million and $26.4 million, respectively.
•RUPS net sales decreased due to lower activity in maintenance-of-way businesses, including approximately $11.9 million related to the sale of its railroad services business during the third quarter of 2025, and price decreases across multiple markets, particularly for crossties, and unfavorable sales mix. These decreases were partly offset by a 16 percent volume increase in domestic utility poles, including an acquisition of a western U.S. pole procurement business, and increased volumes for crossties. Foreign currency changes had a favorable impact on sales in the quarter of $1.0 million compared to the prior year quarter, primarily from the Australian utility pole business. Adjusted EBITDA decreased due to net sales price decreases and unfavorable sales mix, higher raw material costs and lower activity in the maintenance-of-way businesses, including approximately $1.7 million related to the sale of the railroad services business. These decreases were partly offset by an increase in sales volume in the North American utility pole business.

•PC net sales increased due to an 11 percent volume increase, primarily in the Americas, partly offset by lower prices, primarily in Europe. Foreign currency changes from international markets had a favorable impact on sales in the quarter of $2.2 million compared to the prior year quarter. Adjusted EBITDA increased due primarily to higher sales volumes and lower raw material costs of $1.3 million, partly offset by increased logistics expenses. Lower raw material costs were favorably impacted by the benefit realized from the company's copper-hedging program, net of increased scrap copper costs.
•CMC net sales increased due mainly to volume and price increases for carbon black feedstock and volume increases for carbon pitch. These increases were partly offset by lower volumes of phthalic anhydride and refined tar as well as lower sales prices for carbon pitch, where prices were down approximately two percent globally. The decreases in carbon pitch prices were driven by market dynamics, particularly in Australasia. Foreign currency changes from international markets had a favorable impact on sales in the quarter of $3.5 million compared to the prior year quarter. Adjusted EBITDA decreased due to higher raw material, operating and selling, general and administrative expenses of $9.2 million, partly offset by the operating cost savings from discontinuing phthalic anhydride production at its facility in Stickney, Illinois.

2026 Outlook
The company believes the current, more challenging margin environment will persist through the remainder of 2026, with overall profitability likely to be toward the lower end of previously stated guidance. Input costs and freight expenses are expected to remain headwinds. At the same time, several working capital initiatives are anticipated to generate additional cash flow, supporting the company's ability to maintain its cash flow guidance. Accordingly, Koppers is updating its 2026 forecast as follows:

	2026 Current Forecast	2026 Prior Forecast	2025 Actual
Net sales	$1.9 - $2.0 billion	$1.9 - $2.0 billion	$1.9 billion
Adjusted EBITDA	$240 - $250 million	$240 - $260 million	$257 million
Effective tax rate on adjusted net income	28 percent	28 percent	29 percent
Adjusted EPS	$3.80 - $4.20	$3.80 - $4.60	$4.07
Operating cash flow	$165 - $185 million	$165 - $185 million	$123 million
Capital expenditures	$55 million	$55 million	$55 million
Free cash flow	$110 - $130 million	$110 - $130 million	$68 million
Commenting on the 2026 forecast, Mr. Ball said, "We remain confident that our strategy and ongoing transformation initiatives position Koppers to unlock significant and sustainable improvements in earnings and cash flow. Our near-term priorities remain reducing debt and returning capital to shareholders, while continuing to execute a disciplined approach to long-term value creation."
Koppers does not provide reconciliations of guidance for adjusted EBITDA, free cash flow and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant. Forward-looking statements, including the guidance above, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those set forth above. Please see the “Safe Harbor Statement” below for more information.

Investor Conference Call and Webcast
Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the second quarter of 2026. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10205150. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call toll free at 855-669-9658 for the U.S. and Canada, or 412-317-0088 for international, using replay access code 2050613. The recording will be available for replay through September 6, 2026.
###

About Koppers
Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of approximately 1,800 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.
Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income, free cash flow and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons between periods. The exclusion of certain items permits evaluation and a comparison between periods of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management prior to 2026. The Board of Directors and executive management also use free cash flow and adjusted earnings per share as performance measures for certain performance share units granted to management in 2026.
Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.
See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA, Unaudited Reconciliations of Net Income to Adjusted Net Income and Diluted Earnings Per Share and Adjusted Earnings Per Share and Unaudited Reconciliation of Net Cash Provided by (Used In) Operating Activities to Free Cash Flow.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any related impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.
All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, transformation initiatives, product introductions or expansions, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.
Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, availability of and fluctuations in the prices of key raw materials, including coal tar, lumber and scrap copper; the impact of changes in commodity prices, such as oil, copper and chemicals, on product margins; the successful implementation of multi-year cost mitigation programs; the extent of the dependence of certain of our businesses on certain market sectors and customers; economic, political and environmental conditions in international markets, including governmental changes, tariffs, restrictions on trade and restrictions on the ability to transfer capital across countries; geopolitical events (including the current conflicts in the Middle East); current and potential future tariffs or duties; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; timing and results of any transformation initiatives, including estimates and assumptions related to the cost and the anticipated benefits of the transformation initiatives; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; disruptions and inefficiencies in the supply chain; changes in laws; the impact of environmental laws and regulations and compliance therewith; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(Dollars in millions, except share and per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$520.1	$504.8	$975.4	$961.3
Cost of sales	411.1	390.6	779.8	741.3
Depreciation and amortization	17.9	18.0	37.3	36.0
Selling, general and administrative	40.9	39.5	82.6	80.6
Impairment and restructuring	215.8	17.6	223.6	37.6
Loss (gain) on sale of assets	0.4	0.0	(3.9)	(0.3)
Operating (loss) profit	(166.0)	39.1	(144.0)	66.1
Other income, net	1.0	2.1	1.9	3.5
Interest expense	15.0	17.3	30.0	33.9
Loss on pension settlement	0.0	0.0	0.0	29.0
(Loss) income before income taxes	(180.0)	23.9	(172.1)	6.7
Income tax (benefit) provision	(32.5)	7.5	(31.7)	4.2
Net (loss) income	$(147.5)	$16.4	$(140.4)	$2.5
(Loss) earnings per common share:
Basic	$(7.71)	$0.83	$(7.26)	$0.13
Diluted	$(7.71)	$0.81	$(7.26)	$0.12
Weighted average shares outstanding (in thousands):
Basic	19,128	19,883	19,338	20,123
Diluted	19,128	20,235	19,338	20,456

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2026	December 31, 2025
(Dollars in millions, except share and per share amounts)	(Unaudited)
Assets
Cash and cash equivalents	$40.7	$38.0
Accounts receivable, net of allowance of $4.6 and $7.0	205.7	158.7
Inventories, net	385.7	411.2
Derivative contracts	23.2	31.5
Other current assets	24.3	29.3
Total current assets	679.6	668.7
Property, plant and equipment, net of accumulated depreciation of $646.6 and $465.4	482.1	650.9
Goodwill	329.1	329.4
Intangible assets, net	96.6	106.7
Operating lease right-of-use assets	103.6	102.9
Deferred tax assets	7.2	7.0
Other assets	24.1	21.2
Total assets	$1,722.3	$1,886.8
Liabilities
Accounts payable	$166.0	$122.4
Accrued liabilities	91.8	72.6
Current operating lease liabilities	28.7	27.2
Current maturities of long-term debt	4.9	4.9
Total current liabilities	291.4	227.1
Long-term debt	892.7	914.3
Operating lease liabilities	75.3	76.1
Accrued postretirement benefits	12.9	13.7
Deferred tax liabilities	7.4	43.7
Other long-term liabilities	55.6	37.6
Total liabilities	1,335.3	1,312.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 26,824,475 and 26,213,052 shares issued	0.3	0.3
Additional paid-in capital	339.7	332.4
Retained earnings	395.0	539.4
Accumulated other comprehensive loss	(67.0)	(61.4)
Treasury stock, at cost, 7,920,741 and 6,757,247 shares	(281.0)	(236.7)
Total Koppers shareholders’ equity	387.0	574.0
Noncontrolling interests	0.0	0.3
Total equity	387.0	574.3
Total liabilities and equity	$1,722.3	$1,886.8

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2026	2025
(Dollars in millions)	(Unaudited)	(Unaudited)
Cash provided by (used in) operating activities:
Net (loss) income	$(140.4)	$2.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37.3	36.0
Impairment and depreciation in impairment and restructuring	209.7	18.0
Stock-based compensation	6.8	8.3
Change in derivative contracts	6.9	(9.8)
Non-cash interest expense	1.9	1.9
(Gain) on sale of assets	(3.8)	(1.0)
Insurance proceeds	0.0	(2.2)
Deferred income taxes	(36.7)	1.0
Pension settlement	0.0	29.0
Change in other liabilities	(1.8)	3.0
Cloud-based software implementation costs, net of amortization	0.2	(2.4)
Other - net	(0.4)	(1.4)
Changes in working capital:
Accounts receivable	(48.2)	(14.1)
Inventories	19.2	9.5
Accounts payable	44.5	(13.3)
Accrued liabilities	5.0	(34.3)
Other working capital	(3.9)	(2.9)
Net cash provided by operating activities	96.3	27.8
Cash (used in) provided by investing activities:
Capital expenditures	(23.7)	(26.4)
Insurance proceeds	0.0	2.2
Sale of assets	0.0	2.5
Sale of business and divestitures	0.5	(7.6)
Other investing activities	0.8	(10.0)
Net cash (used in) investing activities	(22.4)	(39.3)
Cash (used in) provided by financing activities:
Borrowings of credit facility	358.4	271.5
Repayments of credit facility	(379.4)	(231.8)
Repayments of long-term debt	(2.5)	(2.5)
Issuances of Common Stock	0.5	0.6
Repurchases of Common Stock	(43.9)	(29.2)
Payment of debt issuance costs	0.0	(2.1)
Dividends paid and return of capital to noncontrolling interests	(3.8)	(3.2)
Net cash (used in) provided by financing activities	(70.7)	3.3
Effect of exchange rate changes on cash	(0.5)	2.7
Net increase (decrease) in cash and cash equivalents	2.7	(5.5)
Cash and cash equivalents at beginning of period	38.0	43.9
Cash and cash equivalents at end of period	$40.7	$38.4

UNAUDITED SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$245.9	$250.4	$465.9	$485.4
Performance Chemicals	168.2	150.8	310.3	271.7
Carbon Materials and Chemicals	106.0	103.6	199.2	204.2
Total	$520.1	$504.8	$975.4	$961.3
Adjusted EBITDA:
Railroad and Utility Products and Services	$25.7	$31.6	$48.3	$57.1
Performance Chemicals	37.7	28.7	63.5	48.8
Carbon Materials and Chemicals	7.6	16.8	8.5	26.7
Total(1)	$71.0	$77.1	$120.3	$132.6
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	10.5%	12.6%	10.4%	11.8%
Performance Chemicals	22.4%	19.0%	20.5%	18.0%
Carbon Materials and Chemicals	7.2%	16.2%	4.3%	13.1%
(1)The table below describes the adjustments to arrive at adjusted EBITDA.
UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2026	2025	2025
(Dollars in millions)
Net (loss) income	$(147.5)	$16.4	$(140.4)	$2.5	$56.0
Interest expense	15.0	17.3	30.0	33.9	66.1
Depreciation and amortization	17.9	18.0	37.3	36.0	73.6
Income tax (benefit) provision	(32.5)	7.5	(31.7)	4.2	25.2
Sub-total	(147.1)	59.2	(104.8)	76.6	220.9
Adjustments to arrive at adjusted EBITDA:
Acquisition inventory step-up amortization	0.5	0.0	0.8	0.0	0.0
Amortization of cloud-based software implementation costs	0.7	0.5	1.2	0.8	1.2
Impairment, restructuring and plant closure costs	215.8	17.6	223.6	37.6	51.9
LIFO (benefit)(1)	(2.3)	(0.7)	(3.5)	(2.5)	(11.0)
Loss (gain) on sale of assets	0.4	0.0	(3.9)	(0.3)	(0.4)
Mark-to-market commodity hedging losses (gains)	3.0	(0.7)	6.9	(9.8)	(34.2)
Pension settlement and expense	0.0	1.2	0.0	30.2	28.3
Total adjustments	218.1	17.9	225.1	56.0	35.8
Adjusted EBITDA	$71.0	$77.1	$120.3	$132.6	$256.7
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME TO ADJUSTED NET INCOME AND
DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2026	2025	2025
(Dollars in millions, except share and per share amounts)
Net (loss) income	$(147.5)	$16.4	$(140.4)	$2.5	$56.0
Adjustments to arrive at adjusted net income:
Acquisition inventory step-up amortization	0.5	0.0	0.8	0.0	0.0
Amortization of cloud-based software implementation costs	0.7	0.5	1.2	0.8	1.2
Impairment, restructuring and plant closure costs	215.8	17.6	223.6	37.6	51.9
LIFO (benefit)(1)	(2.3)	(0.7)	(3.5)	(2.5)	(11.0)
Loss (gain) on sale of assets	0.4	0.0	(3.9)	(0.3)	(0.4)
Mark-to-market commodity hedging losses (gains)	3.0	(0.7)	6.9	(9.8)	(34.2)
Pension settlement and expense	0.0	1.2	0.0	30.2	28.3
Total adjustments	218.1	17.9	225.1	56.0	35.8
Adjustments to income tax:
Income tax on adjustments to pre-tax income	(43.5)	(4.4)	(46.2)	(14.0)	(8.8)
Effect on adjusted net income	174.6	13.5	178.9	42.0	27.0
Adjusted net income	$27.1	$29.9	$38.5	$44.5	$83.0
Diluted weighted average common shares outstanding (in thousands)	19,729	20,235	19,935	20,456	20,405
Diluted (loss) earnings per share	$(7.71)	$0.81	$(7.26)	$0.12	$2.74
Adjusted earnings per share	$1.37	$1.48	$1.93	$2.18	$4.07
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.
UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW

	Six Months Ended June 30,
	2026	2025
(Dollars in millions)
Net cash provided by operating activities	$96.3	$27.8
Less: capital expenditures	(23.7)	(26.4)
Free cash flow	$72.6	$1.4